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                                                                     EXHIBIT 4.8


                                                                  MARCH 29, 1999


             THE NOVA CHEMICALS CORPORATION DEFERRED SHARE UNIT PLAN
                           FOR NON-EMPLOYEE DIRECTORS


SECTION 1.        PURPOSE

The purpose of the NOVA Chemicals Corporation Deferred Share Unit Plan for Non-Employee Directors is to significantly strengthen the link between Director and shareholder interests by encouraging Directors to elect to have a portion of their compensation tied to the long term performance of the Shares.

SECTION 2.        DEFINITIONS

For the purposes of the Plan:

(a) "Affiliate" means an Affiliate of the Corporation as that term is defined in paragraph 3 of Revenue Canada's interpretation bulletin IT-337R3, RETIRING ALLOWANCES;

(b) "Aggregate Purchase Price" has the meaning assigned thereto in Section 8 hereof;

(c) "Agreement" means the agreement as it may be amended from time to time, entered into by the Corporation and a Director pursuant to Section 5 hereof in connection with the grant of DSUs hereunder to said Director and setting forth the related rights and obligations of the Corporation and of the Director;

(d) "Attendance Fees" means fees paid to a Director by the Corporation as remuneration for services performed as a Director during a Quarter, including fees for attending meetings and fees for time spent travelling but excluding a Director's Retainer Fees from the Corporation, which become payable at the end of a Quarter in respect of services rendered during the Quarter;

(e) "Attendance Dollar Amount" has the meaning assigned thereto in Section 6 hereof;

(f)  "Board" means the Board of Directors of NOVA Chemicals Corporation;

(g)  "Broker" has the meaning assigned thereto in Section 12 hereof;

(h) "Change in Control" means any change in the holding, direct or indirect, of the securities of the Corporation as a result of which a person (as defined in the Alberta Business Corporation Act), or a group of persons, are in a position to exercise effective control of the Corporation;

(i) "Committee" means the committee of directors of the Corporation generally responsible for compensation related matters and which is currently named the Human Resources Committee;


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(j)  "Conversion Date" means, with respect to any Quarter, the date used to determine the Market Value of a Share for purposes of determining the number of DSUs to be credited in respect of that Quarter to a Director's account; which date shall be the date recommended by the Committee and confirmed by the Board and which shall generally be the last day of each Quarter and, in any event, shall not be earlier than the first business day, or later than December 31, of the calendar year immediately following the year in which the Director made the election in respect of which the DSUs are being granted;

(k)  "Corporation" means NOVA Chemicals Corporation;

(l) "Deferred Share Unit", or "DSU", means a unit credited by means of a bookkeeping entry on the books of the Corporation to a Participant's account in accordance with the terms and conditions of the Plan, the value of which, on a particular date, shall be equal to the Market Value of one Share;

(m) "Director" means each member of the Board who is not otherwise an employee of the Corporation or of an Affiliate of the Corporation;

(n)  "Entitlement Date" has the meaning assigned thereto in Section 8 hereof;

(o) "Market Value" of one Share on any particular day means the average of the closing prices for a board lot of Shares on The Toronto Stock Exchange, on the five trading days immediately preceding the particular date, or if at least one board lot of Shares shall not have been traded on The Toronto Stock Exchange on any such day, on the immediately preceding day for which at least one board lot was so traded; or if, at any time, the Shares are no longer listed on The Toronto Stock Exchange, then the Market Value shall be calculated on the basis of the average closing price, as aforesaid, for a board lot of Shares on the stock exchange on which the Shares are listed and had the greatest volume of trading during such five day period. The Market Value shall always depend on the fair market value of a Share or a share of a corporation related to the Corporation;

(p)  "Participant" means a Director who has been granted DSUs under the Plan;

(q) "Plan" means the NOVA Chemicals Corporation Deferred Share Unit Plan for Non-Employee Directors as amended from time to time;

(r) "Quarter" means a fiscal quarter of the Corporation which is used for accounting purposes and which, until changed by the Board, shall be the three month period ending March 31, June 30, September 30 or December 31 in any calendar year;

(s) "Retainer Dollar Amount" has the meaning assigned thereto in Section 6 hereof;

(t) "Retainer Fees" means such portion of a Director's annual retainer fees as determined by the Corporation, 25% of which become payable at the end of each Quarter;

(u) "Share" means a common share, without nominal or par value, of the Corporation; and


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(v)  "Termination Date" shall mean the earliest date on which both the following conditions are met: the Director (1) has ceased to be a Director as defined above for any reason whatsoever, including the death of the Director, and
     (2) is neither an employee of the Corporation or an Affiliate nor a member of the board of an Affiliate.

SECTION 3.        ADMINISTRATION OF THE PLAN

Subject to Sections 4, 8 and 11 hereof, the Plan shall be administered by the Committee, beginning with the 1999 calendar year, subject to applicable corporate and securities law requirements. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations (including those with respect to the holding of meetings by telephone) and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation, its employees and shareholders. All expenses of administration of the Plan shall be borne by the Corporation, including any reasonable brokerage fees relating to the purchase of Shares under the Plan.

SECTION 4.        ELECTION

A Director may, with respect to any particular calendar year, elect to participate in the Plan. In order to elect to participate in the Plan with respect to any particular calendar year, a Director shall complete and deliver to the Corporation a written election on or before the last business day of the calendar year ending immediately before the calendar year in which DSUs may be granted to such Director under Section 5 hereof in respect of such election.

A Director who elects to participate in the Plan with respect to a particular calendar year shall be entitled to elect in lieu of cash payment of Retainer Fees or Attendance Fees on an irrevocable basis to have either fifty percent (50%) or one hundred percent (100%) of the value of the Retainer Fees and either fifty percent (50%) or one hundred percent (100%) of the Attendance Fees that may be paid to such Director with respect to that calendar year provided under the Plan in the form of DSUs. With respect to the 1999 calendar year only, an eligible Director will be given 15 business days from the date the Corporation receives an advanced tax ruling from Revenue Canada that the Plan will be a "prescribed plan or arrangement" under paragraph 6801(d) of the regulations under the Income Tax Act (Canada) to make the elections described above for such calendar year.

SECTION 5.        GRANT OF DSUs

Prior to the commencement of a calendar year (except for the 1999 calendar year), the Board will determine the portion of the Directors' Retainer Fees for such year that will be paid in Shares.

The Committee shall, subject to confirmation by the Board, recommend the Conversion Date of each grant of DSUs under the Plan.

Each grant of DSUs shall be confirmed by an instrument in writing issued by the Corporation to the Participant.


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A Participant who shall have been granted DSUs under the Plan shall enter into an Agreement with the Corporation, which shall comply and be consistent with the terms of the Plan set out herein, with respect to such grant of DSUs, which Agreement shall be effective and dated as of the Conversion Date of the grant.

The DSUs shall be credited to the account of the Participant as of the Conversion Date. The DSUs will be fully vested upon being credited to a Participant.

The Participant's entitlement to payment of DSUs at the Termination Date shall not be subject to satisfaction, following the Conversion Date, of any requirements as to any minimum period of service as a member of the Board.

SECTION 6.        COMPUTATION OF DSUs

In order to compute the number of DSUs to be granted to a Director under Section 5 hereof with respect to a Quarter in a calendar year for which a Director made an election under Section 4 hereof in respect of Retainer Fees, the Committee shall first determine an amount expressed in dollars ("Retainer Dollar Amount") which shall be assigned to such Director based on the amount of Retainer Fees payable to such Director for such Quarter and the Director's election pursuant to Section 4 hereof. The number of DSUs (including fractional DSUs) to be granted to a Director under the Plan and credited to his or her account in respect of Retainer Fees for any particular Quarter shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) the percentage amount elected by the Director in accordance with Section 4 hereof, and (b) the Retainer Dollar Amount by, (ii) the Market Value of a Share on the relevant Conversion Date.

In order to compute the number of DSUs to be granted to a Director under Section 5 hereof with respect to a Quarter in a calendar year for which a Director made an election under Section 4 hereof in respect of Attendance Fees, the Committee shall first determine an amount expressed in dollars ("Attendance Dollar Amount") which shall be assigned to such Director based on the amount of Attendance Fees payable to such Director for such Quarter and the Director's election pursuant to Section 4 hereof. The number of DSUs (including fractional
DSUs) to be granted to a Director under the Plan and credited to his or her account in respect of Attendance Fees for any particular Quarter shall be equal to the quotient determined by dividing: (i) the product determined by multiplying (a) the percentage amount elected by the Director in accordance with
Section 4 hereof, and (b) the Attendance Dollar Amount by, (ii) the Market Value of a Share on the relevant Conversion Date.

SECTION 7.        DIVIDEND-LIKE AMOUNTS

A Participant's account shall, from time to time during the term of the Participant's Agreement(s), including the period following the Participant's Termination Date and until the Entitlement Date referred to in Section 8 hereof, be credited with additional DSUs, the number of which shall be equal to the quotient determined by dividing one hundred percent (100%) of the dividends declared that would have been paid to the Participant if the DSUs in his or her account on the relevant record date for dividends on the Shares had been Shares (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the


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shareholder), by the Market Value of a Share on the payment date of such dividend, with fractions computed to four decimal places.

SECTION 8.        PAYMENT OF DSUs

On the date which is 30 days after a Participant's Termination Date (the "Entitlement Date") the DSUs credited to the Participant's account, as may be adjusted pursuant to Section 18 hereof, shall be redeemable by and be payable to the Participant or the Participant's estate, as applicable. The value of the DSUs redeemed by or in respect of a Participant shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Corporation, be used to purchase on behalf of the Participant or the Participant's estate, as applicable, Shares on the open market in accordance with the provisions of this Section 8.

In the event that a Participant's Termination Date shall occur within ninety
(90) days following a Change in Control of the Corporation, then, notwithstanding the foregoing provisions of this Section 8, the Entitlement Date shall be the fifth (5th) trading day following the Participant's Termination Date. If the Entitlement Date would otherwise fall between the record date for a dividend on the Shares and the related dividend payment date then, notwithstanding the foregoing provisions of this Section 8, the Entitlement Date shall be the day immediately following the date of payment of such dividend for purposes of recording in the account of the Participant amounts referred to in
Section 7 hereof and making the calculation of DSUs contemplated by this Section
8. In the event that the Corporation is unable, by a Participant's Entitlement Date, to compute the final number of DSUs credited to such Participant's account by reason of the fact that any data required in order to compute the Market Value of a Share has not been made available to the Corporation, then the Entitlement Date shall be the next following trading day on which such data is made available to the Corporation.

In any event and notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Participant hereunder shall be paid on or before December 31 of the year commencing immediately following the year in which the Participant's Termination Date occurred.

Prior to 11:00 a.m. on the Entitlement Date or, where the Entitlement Date is not a trading day for Shares on the stock exchange which is relevant for determining the value of the DSUs, the next such trading day, the Corporation shall notify the Broker as to the number of whole Shares to be purchased by the Broker on behalf of the Participant or the Participant's estate, as applicable, on the open market, by dividing the cash value of the redeemed DSUs after deduction of applicable taxes and other source deductions as provided in this
Section 8, by the Market Value of a Share as determined on the Entitlement Date. As soon as practicable thereafter, the Broker shall purchase on the open market the number of Shares which the Corporation has requested the Broker to purchase and notify the Participant or the Participant's estate, as applicable, and the Corporation of: (a) the aggregate purchase price ("Aggregate Purchase Price") of the Shares, (b) the purchase price per Share or, if the Shares were purchased at different prices, the average purchase price (computed on a weighted average basis) per Share, (c) the amount of any related reasonable brokerage commission, and (d) the settlement date for the purchase of the Shares. On the settlement date, upon payment of the Aggregate Purchase Price and related reasonable brokerage commission by the Corporation, acting as agent for the


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Participant or the Participant's estate, on or before the settlement date, the
Broker shall deliver to the Participant or to his representative a certificate representing the Shares.

If, after the Broker applies the value of a Participant's DSUs, net of applicable withholdings, to the purchase of whole Shares as provided for herein, an amount remains payable under the Plan to the Participant or his or her estate, as applicable, such amount shall be paid in cash.

The Corporation shall have the right, in its sole discretion, to pay entirely in cash the value, as computed under the Plan, of the DSU entitlement (less any applicable withholdings) of the Participant or the Participant's estate, as applicable, should it deem the regulatory or other requirements of the applicable jurisdiction associated with the purchase of, or payment in, Shares too onerous to it or to the Participant, the Participant's estate or the Participant's employer, or if for any other reason it is in the best interest of the Corporation to make such payment in cash.

SECTION 9.        PARTICIPANT'S ACCOUNT

The Corporation shall maintain in its books an account for each Participant recording at all times the number of DSUs standing to the credit of the Participant. Upon payment in satisfaction of DSUs credited to a Participant in the manner described herein, such DSUs shall be cancelled. A written confirmation of the balance in a Participant's account hereunder shall be mailed by the Corporation to the Participant at least annually.

SECTION 10.       EFFECTIVE DATE OF THE PLAN

The effective date of the Plan shall be January 1, 1999.

SECTION 11.       AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, any such amendment, suspension or termination shall not adversely affect the rights accrued to any Participant under any Agreement existing at the time of such amendment, suspension or termination without the consent of the affected Participant.

If the Board terminates the Plan, prior grants of DSUs shall, at the discretion of the Board, either (a) become immediately payable in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and paid in due course upon the Participant's Termination Date for purposes of the Plan in accordance with the applicable terms and conditions applicable to such DSUs immediately prior to the termination of the Plan.

SECTION 12.       PURCHASES ON THE OPEN MARKET

Purchases of Shares pursuant to the Plan shall be made on the open market by a broker independent from the Corporation designated by the Participant and who is a member of The Toronto Stock Exchange or, where the Shares are not listed on The Toronto Stock Exchange, the stock exchange which is relevant for determining the value of the DSUs ("Broker"). Any such designation may be changed from time to time. Upon designation of a Broker or at any time thereafter, the Corporation may elect to provide the designated Broker with a letter agreement to be executed by the Broker and entered into with the Participant and to which the Corporation would also be a party, setting forth, inter alia, (i) the Broker's concurrence to being so


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designated, to act for the Participants account in accordance with customary usage of the trade with a view to obtaining the best share price for the Participant, and to delivering to the Participant or his/her representative the share certificate for the Shares purchased upon payment by the Corporation of the purchase price and related reasonable brokerage commission, and (ii) the Corporation's agreement to notify the Broker of the number of Shares to be purchased and to pay the purchase price and the related reasonable brokerage commission, provided however that no terms of said letter agreement shall have the effect of making the Broker or deeming the Broker to be an affiliate of (or not independent from) the Corporation for purposes of any applicable corporate, securities or stock exchange requirement.


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SECTION 13.       RIGHTS OF PARTICIPANTS

Except as specifically set out in the Plan or an Agreement, no Director, Participant or other person shall have any claim or right to any Shares or any other benefit in respect of DSUs granted pursuant to the Plan.

Neither the Plan nor any grant thereunder shall be construed as granting a Participant a right to be retained as a Director of the Corporation or a claim or right to any future grants of DSUs.

Under no circumstances shall DSUs be considered Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares, nor shall any Participant be considered the owner of Shares by virtue of this Plan until after the date of the purchase of such Shares on the open market as referred to herein.

SECTION 14.       DEATH OF PARTICIPANT

In the event of a Participant's death, any and all DSUs then credited to the Participant's account shall become payable to the Participant's estate in accordance with Section 8 hereof.

SECTION 15.       COMPLIANCE WITH APPLICABLE LAWS

Any obligation of the Corporation with respect to its Shares pursuant to the terms of the Plan is subject to compliance with all applicable laws. Should the Corporation, in its sole discretion, determine that it is not feasible or practicable to make payment of a DSU through the purchase of Shares on the open market by reason of any such laws, such obligation shall be satisfied by means of an equivalent cash payment. The Participant shall comply with all such laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

SECTION 16.       WITHHOLDING TAXES

The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

SECTION 17.       TRANSFERABILITY

In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

SECTION 18.       ALTERATION OF NUMBER OF DSUs SUBJECT TO THE PLAN

In the event of any stock dividend, stock split or consolidation affecting the number of Shares, the DSUs credited to a Participant's account under the Plan will be adjusted in the same manner as if each DSU were a Share. In the event of any exchange of shares or other change in the Shares into a different number or kind of shares of the Corporation or of any corporation related thereto, or of any other change in the Shares or shares into which Shares have been changed or for which they have been exchanged, such equitable adjustments, as the Committee may


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reasonably determine, shall be made with respect to the number of DSUs then recorded in the Participant's account under the Plan. However, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no DSU will be granted nor will any credit be made to such Participant's DSU account under the Plan to compensate for a downward fluctuation in the price of Shares, nor would any other form of benefit be conferred upon, or in respect of a Participant for such purpose.

SECTION 19.       GOVERNING LAW

The Plan shall be governed by and interpreted in accordance with the laws in force in the Province of Alberta.